FOR IMMEDIATE RELEASE	Investor Contact: Martha Lindeman 312-373-2430
Media Contact: Victoria Gilbert 312-373-2447

PLAYBOY ENTERPRISES REPORTS SECOND QUARTER RESULTS

Company Expects to Report Higher Segment Income in 2004; Reaffirms Positive Net Income Guidance

CHICAGO, Thursday, August 5, 2004 – Playboy Enterprises, Inc. (PEI) today reported a net loss of $8.3 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2004, versus a loss of $0.9 million, or $0.04 per basic and diluted share, for the same time period last year. As previously disclosed, the quarter’s results included approximately $6 million in charges related to the company’s recent successful debt reduction activities. Second quarter revenues increased by $2.7 million to $78.7 million compared to last year, while operating income declined by $2.4 million to $3.1 million, as increased operating profits in the licensing, online and publishing businesses were offset by lower entertainment results.

PEI Chairman and Chief Executive Officer Christie Hefner said: “We are pleased with the revenue and profit growth in our publishing, online and licensing businesses and the continued powerful appeal of the brand that these results demonstrate. Entertainment profits were affected by several unusual items, including a one-time $1.5 million retroactive revenue rate adjustment and more than $0.7 million in employee-related cost, as well as higher distribution expense related to the launch of new international networks.

“Looking ahead, we still expect that the company will be EPS positive for the year. In light of the second quarter results, we believe 2004 segment income will be above last year’s $29.8 million but below our previous guidance of $33 million. Led by a revitalized Playboy magazine, our publishing business is expected to report higher profits in 2004, as are our online and licensing businesses, excluding results from last year’s art sale in the first quarter from the latter. Actions we have taken to reduce costs and increase revenues in our Entertainment Group will also help drive second half profits.

“We also have been successful in reducing the company’s non-operating expenses. The second-quarter elimination of the preferred stock and the redemption of $35 million of debt will reduce our dividend and interest expense by approximately $3.0 million over the remainder of this year. As a result of all of these efforts, we expect to report positive net income and EPS this year,” Hefner said.

Entertainment

The Entertainment Group’s second-quarter revenues were essentially flat at $33.8 million. Domestic TV revenues were $22.5 million in the second quarter, down $1.4 million versus the 2003 second quarter. The decline reflected a $1.5 million unfavorable revenue adjustment that resulted from an unanticipated retroactive rate reduction relating to the 2002 acquisition of one large cable operator by another. International TV revenues rose 16% to $9.9 million, primarily reflecting increased revenues from Playboy TV UK networks.

Second quarter 2004 Entertainment Group operating profit declined to $2.3 million from $6.5 million last year reflecting the revenue adjustment and increased costs associated with the launch of three new UK networks as well as higher programming amortization, marketing and administration expenses.

“We have taken expense-reduction steps that we believe will ensure significant improvement in the Entertainment Group’s profitability in the second half of 2004 compared to the first half,” Hefner said. “On the revenue side, we expect to report continued growth in international TV and, starting in the fourth quarter, to benefit in domestic TV from the recently signed Time Warner VOD agreement.

“We are very focused on again delivering the kind of margins that the TV business has generated in the past. We believe that this will be achieved in part through our plans to further capitalize on growth in VOD and broadband by integrating our TV and online content and marketing strategies,” Hefner said.

Publishing

The Publishing Group reported a 47% increase in second quarter operating income to $2.1 million from $1.4 million in the prior year, mainly due to improved results for the U.S. edition of Playboy magazine. The Group’s revenues were $29.1 million in the 2004 second quarter, up 1% from the same period last year. A 17% increase in Playboy magazine advertising revenues compared to last year more than offset the decline in the magazine’s circulation revenues, which primarily reflected the comparison with a very strong May issue last year.

The company said that it expects to report an approximately 36% increase in ad revenues in the third quarter based on the previously announced ad page increase.

Online

Higher revenues from subscriptions and e-commerce were responsible for the improvement in second quarter online results in 2004 versus last year. Operating income rose to $0.7 million in the quarter from $0.1 million last year. Revenues in the quarter were up 15% to $9.6 million.

Licensing

Second quarter Licensing Group profits were up 77% to $2.4 million from $1.3 million last year on a 22% increase in revenues to $6.2 million. Higher royalties from existing licensees in the Far East and Western Europe as well as the addition of new licensees were responsible for the gains.

Corporate and Other

Second quarter Corporate Administration and Promotion Expense increased to $4.4 million in 2004 from $3.8 million in the prior year. During the quarter, the company sold approximately 4.4 million Class B shares in a public offering generating net proceeds of approximately $52 million for the company. These proceeds were used to redeem $35 million of senior secured notes, which resulted in a $5.9 million debt extinguishment charge, $3.9 million of which was paid as an early redemption premium and $2.0 million of which was a non-cash write-off of the related deferred financing costs. In conjunction with the offering, all of the Company’s preferred stock was converted to Class B common shares, eliminating future preferred dividend payments.

Additional information regarding second quarter 2004 earnings will be available on the earnings release conference call, which is being held today, August 5, 4:30 p.m. EDT/3:30 p.m. CDT, 1-800-540-0559 (for domestic callers) or +1-785-832-1508 (for international callers) and using the password: “Playboy.” The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates a network of Websites including Playboy.com, a leading men’s lifestyle and entertainment Web site.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulation, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials,
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(3)	Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(4)	Our ability to protect our trademarks, copyrights and other intellectual property;
(5)	Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(6)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(7)	Dilution from any potential issuance of additional common or convertible preferred stock in connection with financings or acquisitions;
(8)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(9)	Competition in the television, men's magazine, Internet and product licensing markets;
(10)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(11)	Our television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(12)	Risks associated with losing access to transponders and competition for transponders and channel space;
(13)	The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;
(14)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;
(15)	Any charges or costs we incur in connection with cost reduction measures we may take in the future;
(16)	Risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
(17)	Increases in paper or printing costs;
(18)	Effects of the national consolidation of the single-copy magazine distribution system; and
(19)	Uncertainty of the viability of our primarily subscription- and e-commerce-based Internet model.

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In thousands, except per share amounts)

	Quarters Ended June 30,

	2004	2003

Net Revenues
Entertainment:
Domestic TV Networks	$22,481	$23,835
International TV	9,871	8,484
Worldwide DVD/Home Video	1,238	1,369
Other	241	70

Total Entertainment	33,831	33,758

Publishing:
Playboy magazine
Subscription	12,720	12,535
Newsstand	2,631	4,086
Advertising	9,521	8,163

Total Playboy magazine	24,872	24,784

Other Domestic Publishing	2,780	2,730
International Publishing	1,441	1,290

Total Publishing	29,093	28,804

Online:
Subscriptions	4,932	4,249
E-Commerce	3,756	3,257
Other	901	805

Total Online	9,589	8,311

Licensing:
International licensing	2,626	1,650
Domestic licensing	530	304
Entertainment licensing	721	694
Artwork sales	12	21
Marketing events	2,315	2,429

Total Licensing	6,204	5,098

Total net revenues	$78,717	$75,971

Results of Operations
Entertainment	$2,340	$6,526
Publishing	2,065	1,402
Online	761	104
Licensing	2,379	1,343
Corporate Administration & Promotion	(4,384)	(3,857)

Segment income	3,161	5,518

Gain on disposal	2	--

Operating income	3,163	5,518

Investment income	133	113
Interest expense	(3,651)	(4,216)
Amortization of deferred financing fees	(357)	(372)
Minority interest	(351)	(512)
Debt extinguishment expenses	(5,908)	(1)
Other, net	(238)	(350)

Income (loss) before income taxes	(7,209)	180
Income tax expense	(1,082)	(1,085)

Net loss	(8,291)	(905)
Dividend requirements of preferred stock	(93)	(223)

Net loss applicable to common shareholders	$(8,384)	$(1,128)

Basic and diluted weighted average number
of common shares outstanding	32,098	27,051

Basic and diluted earnings per common share	$(0.26)	$(0.04)

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In thousands, except per share amounts)

	Six Months Ended June 30,

	2004	2003

Net Revenues
Entertainment:
Domestic TV Networks	$46,890	$47,276
International TV	19,770	16,926
Worldwide DVD/Home Video	2,349	2,506
Other	293	253

Total Entertainment	69,302	66,961

Publishing:
Playboy magazine
Subscription	26,117	24,954
Newsstand	6,911	6,698
Advertising	17,196	15,509

Total Playboy magazine	50,224	47,161

Other Domestic Publishing	5,470	5,671
International Publishing	3,076	2,606

Total Publishing	58,770	55,438

Online:
Subscriptions	10,107	8,306
E-Commerce	8,589	7,169
Other	1,866	2,076

Total Online	20,562	17,551

Licensing:
International licensing	5,788	3,389

Domestic licensing	1,610	1,622

Entertainment licensing	1,033	598

Artwork sales	25	1,935

Marketing events	2,497	2,758

Total Licensing	10,953	10,302

Total net revenues	$159,587	$150,252

Results of Operations
Entertainment	$8,740	$14,478
Publishing	3,964	1,909
Online	1,914	424
Licensing	4,950	4,914
Corporate Administration & Promotion	(8,955)	(6,757)

Segment income	10,613	14,968

Gain on disposal	2	--

Operating income	10,615	14,968

Investment income	223	169
Interest expense	(7,809)	(7,778)
Amortization of deferred financing fees	(732)	(647)
Minority interest	(702)	(964)
Debt extinguishment expenses	(5,908)	(3,264)
Other, net	(697)	(422)

Income (loss) before income taxes	(5,010)	2,062
Income tax expense	(1,393)	(2,335)

Net loss	(6,403)	(273)
Dividend requirements of preferred stock	(428)	(223)

Net loss applicable to common shareholders	$(6,831)	$(496)

Basic and diluted weighted average number
of common shares outstanding	29,788	26,605

Basic and diluted earnings per common share	$(0.23)	$(0.02)

PLAYBOY ENTERPRISES, INC.

Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	2nd Quarter Ended June 30,			Six Months Ended June 30,
EBITDA and Adjusted EBITDA	2004	2003(1)	% Better / (Worse)	2004	2003 (1)	% Better / (Worse)

Reconciliation to GAAP Financial Measure:
Net Loss	$(8.3)	$(0.9)	(822.2)	$ (6.4)	$(0.3)	(2,033.3)
Adjusted for:
Income Tax Expense	1.1	1.0	10.0	1.4	2.3	39.1
Interest Expense	3.6	4.2	(14.3)	7.8	7.8	--
Amortization of Deferred Financing Fees	0.3	0.4	(25.0)	0.7	0.7	--
Equity in Operations of Investments	--	.1	(100.0)	--	--	--
Depreciation and Amortization	12.6	12.3	2.4	24.9	25.0	0.4

EBITDA (2)	9.3	17.1	(45.6)	28.4	35.5	(20.0)
Adjusted for:
Cash Investments in Entertainment Programming	(11.6)	(10.6)	(9.4)	(23.1)	(23.0)	(0.4)

Adjusted EBITDA (3)	($2.3)	$6.5	--	$ 5.3	$12.5	(57.6)

	2nd Quarter Ended June 30,			Six Months Ended June 30,
OIBDA	2004	2003(1)	% Better / (Worse)	2004	2003 (1)	% Better /(Worse)

Reconciliation to GAAP Financial Measure:
Operating income	3.1	5.5	(43.6)	10.6	15.0	(29.3)
Adjusted for:
Depreciation of property and equipment	0.8	1.2	(33.3)	1.6	2.2	27.3
Amortization of intangible assets	0.4	1.1	(63.6)	1.3	3.3	60.6

OIBIDA (4)	4.3	7.8	(44.9)	13.5	20.5	(34.1)
Adjusted for:
Depreciation of property and equipment	(0.8)	(1.2)	33.3	(1.6)	(2.2)	27.3
Amortization of intangible assets	(0.4)	(1.1)	63.6	(1.3)	(3.3)	60.6

Operating income	3.1	5.5	(43.6)	10.6	15.0	(29.3)
Investment income	0.1	0.1	--	0.2	0.2	--
Interest epense	(3.6)	(4.2)	14.3	(7.8)	(7.8)	--
Amortization of deferred financing fees	(0.3)	(0.4)	25.0	(0.7)	(0.7)	--
Minority interest	(0.3)	(0.6)	50.0	(0.7)	(1.0)	30.0
Debt extinguishment expenses	(5.9)	--	--	(5.9)	(3.3)	(78.8)
Other, net	(0.3)	(0.3)	--	(0.7)	(0.4)	(75.0)

Income (loss) before income taxes	(7.2)	0.1	(7,300.0)	(5.0)	2.0	(350.0)
Income tax expense	(1.1)	(1.0)	(10.0)	(1.4)	(2.3)	39.1

Net loss	(8.3)	(0.9)	(822.2)	(6.4)	(0.3)	(2,033.3)

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Summary of Financial and Operating Data (in millions of dollars)

	2nd Quarter Ended June 30,			Six Months Ended June 30,
Financial and Operating Data	2004	2003(1)	% Inc/ (Dec)	2004	2003(1)	% Inc/(Dec)

Entertainment
Cash Investments in Programming	$11.6	$10.6	9.4	$23.1	$23.0	0.4
Programming Amortization	$11.2	$10.0	12.0	$21.5	$19.5	10.3
Units at End of Period (in millions) (5):
Playboy TV:
Satellite Direct-to-Home	23.0	20.7	11.1	23.0	20.7	11.1
Cable Digital	17.5	16.3	7.4	17.5	16.3	7.4
Cable Analog Addressable	3.9	4.5	(13.3)	3.9	4.5	(13.3)
Playboy TV en Español (6):
Satellite Direct-to-Home	8.7	7.6	14.5	8.7	7.6	14.5
Cable Digital	3.0	3.3	(9.1)	3.0	3.3	(9.1)
Movie Networks:
Satellite Direct-to-Home	45.2	40.5	11.6	45.2	40.5	11.6
Cable Digital	42.8	42.6	0.5	42.8	42.6	0.5
Cable Analog Addressable	6.5	8.9	(27.0)	6.5	8.9	(27.0)
International TV Households at End of Period (in millions)	39.1	34.4	13.7	39.1	34.4	13.7

Publishing
Magazine Advertising Pages	148.4	124.3	19.4	269.0	240.8	11.7

Online
Average Monthly Revenue per Subscriber (whole dollars)	$10.02	$8.93	12.2	$10.15	$8.69	16.8
Subscribers at End of Period (in thousands)	160.1	160.3	(0.1)	160.1	160.3	(0.1)

At June 30
Cash and Cash Equivalents	$30.7	$32.4	(5.2)	$30.7	$32.4	(5.2)
Long-Term Financing Obligations	$80.0	$115.0	(30.4)	$80.0	$115.0	(30.4)
Shareholders' Equity	$151.7	$114.3	32.7	$151.7	$114.3	32.7

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Notes to Reconciliation of Non-GAAP Financial Information and Summary of Financial and Operating Data

(1)	Certain reclassifications have been made to conform to the current presentation.

(2)	In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

(3)	In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

(4)	We calculate OIBDA because we consider the measure an important indicator of our operational strength and the performance of our businesses. OIBDA is one of the measures we use to evaluate our operating performance, to value prospective acquisitions and for planning and forecasting. In addition, we may use OIBDA as a component for future compensation purposes. Disclosure of OIBDA, together with other financial measures that we disclose, allows investors to evaluate our performance in a manner similar to the method we use and helps improve their ability to understand our operating performance. In addition, we believe this measure is among the measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in the industry. Investors should recognize OIBDA might not be comparable to similarly titled measures of other companies. In addition, OIBDA does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. OIBDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

(5)	Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.

(6)	We obtained 100% distribution rights of Playboy TV en Español in the U.S. Hispanic market in December 2002 in connection with the restructuring of the ownership of our international TV joint ventures.